EXHIBIT 21

LIST OF SUBSIDIARIES OF REGISTRANT

Saia Motor Freight Line, LLC

Saia TL Plus, LLC

Saia Logistics Services, LLC

Saia Sales, LLC

Saia Metrogo, LLC formed on January 22, 2015

LinkEx, Inc. acquired on February 2, 2015